Exhibit 99.1

ViSalus Surpasses $1 Billion in Sales
North America’s Health and Fitness Solution Celebrates Sales Milestone
at National Success Training Event

Los Angeles, CA, March 25, 2013 – An audience of more than 10,000 celebrated the announcement of ViSalus reaching its billionth dollar sold since the company’s establishment in 2005. The news was buoyed by the recent release of the company’s 2012 fourth quarter sales bringing ViSalus’ total 2012 annual sales to $623 million, which represents growth of 171% from 2011.

Photo 1 [ViSalus Co-Founders Blake Mallen, Ryan Blair & Nick Sarnicola joined over 10,000 ViSalus Promoters in Los Angeles to fight the global obesity epidemic and launch the Body By Vi(TM) 90 Day Challenge in Europe.]

Photo 2 [ViSalus Promoters at the March 23rd National Success Training event in Los Angeles following a performance by The Village People.]

Photo 3 [Over 10,000 ViSalus Promoters joined ViSalus Co-Founders Ryan Blair, Blake Mallen and Nick Sarnicola in Los Angeles to fight the global obesity epidemic and launch the Body By Vi(TM) 90 Day Challenge in Europe.]

The sales milestone is one of several key highlights of the National Success Training event held in Los Angeles on March 22-24, 2013, by ViSalus, a company dedicated to helping people transform their health and fitness through the Body by Vi 90-Day Challenge.

"No doubt 2012 was a watershed year for ViSalus,” said Ryan Blair, Co-Founder and Chief Executive Officer of ViSalus. “The success of our direct-to-consumer strategy and simple, social selling message demonstrates that the Challenge resonates with hundreds of thousands of people looking for support and a solution to achieving their health and fitness goals.”

Blake Mallen, Co-Founder and Chief Marketing Officer, stated, “ViSalus helped over 1.5 million people make their health a priority in the last year alone. To celebrate this success, we kicked off 2013 with a campaign to conquer obesity.” Mr. Mallen noted that more than 1,500 people have participated in Project 10™, a ViSalus initiative that awards a total of $10,000 to 10 people who lose 10 pounds every week through participation in the Body by Vi 90-Challenge. To date, over 15,000 pounds have been lost by Project 10 participants, and a total of $80,000 has been awarded to weekly winners so far this year.
ViSalus also announced its planned expansion later this year into the United Kingdom, the population of which has the third highest percentage of obesity globally, behind Mexico and the US. Currently one in four adults in the UK is obese, and by 2050 that figure is expected to rise and encompass 60% of men, 50% of women, and 25% of children.
“Expanding to the UK is in keeping with ViSalus’s mission to take weight off the world,” stated Co-Founder and Global Ambassador Nick Sarnicola. “Given the tremendous impact the Body by Vi 90-Day Challenge has had to the health and wellness of millions of people in the North America, we are excited at the prospect of dramatic improvement in the lives of people in the UK.”

ViSalus also announced the appointment of Ros Simmons as Managing Director of Vi (UK). Prior to joining ViSalus, Simmons was Vice President of Global Brands at The Licensing Company, where she was responsible for creating strategies and implementing worldwide brand extension and licensing programs for Coca-Cola, Hearst Corp and Reckitt Benckiser.

Other convention highlights included testimonials from Terry Bollea "Hulk Hogan"
Reality TV Star Ruby Gettinger, Teresa Scanlan "Miss America 2011", Jerry & Estella Hayes Season 7 "Biggest Losers: Couples” and Cris Judd on how participation in the Challenge has helped them achieve their health and fitness goals.

For more information about ViSalus visit vi.com and follow the Vi-Community on Facebook and Twitter.

About ViSalus
Founded in 2005 with headquarters in Los Angeles, CA and Troy, MI, ViSalus is the company behind the Body by Vi™ Challenge, a 90-day personal health and lifestyle transformation platform. ViSalus champions personal victories and entrepreneurship through a social marketing model, premium products, and supportive global community. ViSalus is majority-owned by Blyth, Inc. (NYSE: BTH).

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning our proposed expansion of ViSalus’s operations into the UK. Forward-looking statements can be identified by the fact that they do not relate to statements of historical or current facts, and include statements concerning our plans, objectives, goals, strategies, future events or performance and underlying assumptions. Forward-looking statements often include words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes” and words of similar substance in connection with discussions of future operating or financial performance. Our forward-looking statements are based on management's current expectations and assumptions regarding ViSalus’s business and performance, the economy and other future conditions and future events, circumstances and results. As with any projection or forecast, forward-looking statements are inherently susceptible to uncertainty and changes in circumstances. ViSalus’s actual results could differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause ViSalus’s actual results to differ materially from the forward-looking statements include those set forth in Blyth, Inc.’s most recently filed Annual Report on Form 10-K as well as other factors described in such Annual Report on Form 10-K, this press release and other filings made by Blyth, Inc. with the Securities and Exchange Commission.

For the reasons set forth above, investors should not place undue reliance on forward-looking statements. The statements in this press release are made as of the date of this press release, even if subsequently made available by us or Blyth, Inc. on our or their website or otherwise. Neither we nor Blyth, Inc. assumes any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the day on which they are made, except as provided by law.
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Media contact: Juliet Morgan, 323-801-2473, jmorgan@visalus.com